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                          HIBBETT SPORTING GOODS, INC.
                                                                      EXHIBIT 11

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

           FOR THE YEARS ENDED FEBRUARY 1, 1997, FEBRUARY 3, 1996, AND

                                JANUARY 28, 1995




                                                     Fiscal Year Ended
                                          ---------------------------------------
                                          February 1,    February 3,  January 28,
                                             1997           1996         1995
                                          -----------    ----------   ----------
                                           (52 Weeks)    (53 Weeks)   (52 Weeks)
INCOME BEFORE EXTRAORDINARY ITEM          $ 2,830,000    $2,443,000   $2,389,000
EXTRAORDINARY ITEM, NET (3)                (1,093,000)            0            0
                                          -----------    ----------   ----------
NET INCOME                                $ 1,737,000    $2,443,000   $2,389,000
                                          ===========    ==========   ==========
WEIGHTED AVERAGE NUMBER OF
 COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING (1) :
  Weighted average shares,
   excluding effect of stock options        4,552,118     5,820,763    6,504,521
  Effect of stock options (2)                 114,055        17,504            0
                                          -----------    ----------   ----------
                                          $ 4,666,173    $5,838,267   $6,504,521
                                          ===========    ==========   ==========

EARNINGS PER COMMON SHARE (1)
 Income before extraordinary item         $      0.61    $     0.42   $     0.37
 Extraordinary item, net (3)                    (0.24)         0.00         0.00
                                          -----------    ----------   ----------
 Net income                               $      0.37    $     0.42   $     0.37
                                          ===========    ==========   ==========

(1) All share and per share amounts have been retroactively restated for all periods presented to reflect the 1-for-6.1 reverse stock split discussed in Note 2 of Notes to Consolidated Financial Statements.

(2) Stock options have been included in the above computation utilizing the treasury stock method.

(3) During the third quarter ended November 2, 1996, the Company completed its initial public offering with net proceeds of $32,868,000. In connection therewith, a substantial portion of the Company's long-term debt was repaid resulting in a loss of $1,093,000 (net of the applicable tax benefit of $677,000). The loss is classified as an extraordinary item.